Exhibit 10.1

AMENDMENT AND WAIVER

TO EXCLUSIVE SOFTWARE LICENSE & DISTRIBUTON AGREEMENT

This Amendment and Waiver to Exclusive Software License and Distribution Agreement (the “Amendment”) is dated as of June 30, 2020 and amends that certain Exclusive Software License and Distribution Agreement (the “License Agreement”), with an effective date as of June 1, 2020, by and among Cranes Software International Ltd., a company organized under the laws of India (“Cranes” which expression shall include its successors and permitted assigns wherever the context or meaning shall so require or permit), with a principal office located at #82 Presidency Building 3 & 4th Floor St. Mark's Road Bengaluru 560001, Systat Software, Inc., a Delaware corporation (“Systat” which expression shall include its successors and permitted assigns wherever the context or meaning shall so require or permit, with a principal office at 2107 North First Street, Suite 360, San Jose, CA 95131 USA (Systat, Cranes and each of their direct and indirect subsidiaries shall hereinafter be collectively referred to as the “Systat Parties”), and Inpixon, a Nevada corporation, with a principal office at 2479 East Bayshore Road, Suite 195, Palo Alto, CA 94303 (“Inpixon” which expression shall include its successors and assigns wherever the context or meaning shall so require or permit). All capitalized terms that are used and not defined elsewhere in this Amendment shall have the respective meanings assigned thereto in the License Agreement.

RECITALS

WHEREAS, the closing of the transactions contemplated by the License Agreement are subject to the satisfaction of certain conditions set forth in Article 8 of the License Agreement; and

WHEREAS, Section 10.6 of the License Agreement requires any amendment to the License Agreement to be signed by each of the Parties; and

WHEREAS, the Parties desire to proceed with the closing of the transactions described in the License Agreement as of June 30, 2020; and

WHEREAS, in connection with such closing, the Parties agree to waive certain of the closing delivery requirements set forth in Article 8 of the License Agreement, to be provided within ten (10) business days of the Closing Date (“Extension Date”), provided, however, that the Cash Consideration may not, at Inpixon’s option, be delivered prior to the later of the Extension Date or the date on which all such closing deliverables are actually delivered to Inpixon (the “Delivery Date”).

NOW, THEREFORE, Inpixon and the Systat Parties, hereby agree as follows:

1.  Article 8 Waivers. The Parties agree to extend the the delivery requirements set forth in (i) Section 8.2(f), (g) and (h) and (ii) Section 8.2(c), (d), and (f) until the Extension Date. In addition, the Systat Parties agree that the delivery and receipt of the Cash Consideration portion of the Closing Consideration required to be delivered in accordance with Section 8.2(i) and 8.3(e) of the License Agreement will be waived until the Delivery Date and the Closing Note shall be delivered on the Closing Date.

2.  Amendment. Section 3.1 of the License Agreement is hereby amended and restated as follows:

“Consideration and Assignment. In consideration of the rights granted by Systat to Inpixon pursuant to this Agreement, Inpixon shall deliver the following consideration to Systat (the “Total Consideration”):

(a)  Two Million Two Hundred Thousand Dollars (USD $2,200,000 Million) in cash (the “Cash Consideration”) payable by wire transfer of immediately available funds to an account to be designated by Systat on or before the Delivery Date.

(b)  An assignment of a portion of that certain promissory note held by Inpixon and payable to Inpixon by Sysorex, Inc. (“Sysorex”), for up to an aggregate principal amount of Six Million Three Hundred Thousand Dollars (USD $6,300,000) (the “Note”), including the underlying rights and obligations of Inpixon under the Note, in accordance with the terms and conditions of the assignment agreement in substantially the form attached hereto as Exhibit B (“License Note Assignment”) and the intercreditor agreement in substantially the form attached hereto as Exhibit C (the “Intercreditor Agreement”) as follows:

(i)  $3.0 million on the Closing Date (the “Closing Note”, together with the Cash Consideration the Closing Consideration”);

(ii)  $1.3 million on the three month anniversary of the Closing Date;

(iii) $1.0 million on the six month anniversary of the Closing Date; and

(iv)  $1.0 million on the nine month anniversary of the Closing Date.”

3.  Ratification; No Other Amendment. This Amendment hereby amends the License Agreement effective as of the date hereof and is deemed to form a part thereof, mutatis mutandis. The License Agreement is hereby ratified and confirmed in all respects, and all other terms and conditions of the License Agreement, including without limitation the representations, warranties, covenants and agreements of the respective parties, shall remain in full force and effect without other or further amendment or modification. On and after the date of this Amendment, any reference to “this Agreement” in the License Agreement and in any other agreements will mean the License Agreement, as amended by this Amendment. In the event of any conflict between the terms and conditions of this Amendment, and terms and conditions of the License Agreement, the terms and conditions of this Amendment shall prevail to the extent of the inconsistency.

4.  Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

5.  Governing Law. This Amendment swill be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other Law. Any proceeding arising out of or relating to this Amendment shall be brought in the state or federal courts located in San Francisco or Santa Clara County, California, and each Party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Amendment in any other court

6.  Termination. The parties agree that if, for any reason, the License Agreement is terminated in accordance with its terms prior to closing of the transactions contemplated thereunder, this Amendment will also terminate and be of no further force or effect.

[Signature page follows]

IN WITNESS HEREOF, the Parties represent and warrant that this Amendment is executed by duly authorized representatives of each Party on the date set forth below.

INPIXON		CRANES SOFTWARE INTERNATIONAL LTD.

By:	/s/ Nadir Ali	By:	/s/ Asif Khader

Name:	Nadir Ali	Name:	Asif Khader

Title:	CEO	Title:	Managing Director

Date:	06-30-2020	Date:	06-30-2020

SYSTAT SOFTWARE, INC.

		By:	/s/ Tanveer A. Khader

		Name:	Tanveer A. Khader

		Title:	Vice President

		Date:	06-30-2020

[SIGNATURE PAGE TO AMENDMENT AND WAIVER]

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